Press Release	Source: Petrol Oil and Gas, Inc.

Petrol to Address the IPAA's Annual Oil & Gas Small Cap Investment Symposium on February 9th

Monday February 6, 9:00 am ET

Company to Webcast the Event

LAS VEGAS--(BUSINESS WIRE)--Feb. 6, 2006--Petrol Oil and Gas, Inc. (OTCBB:POIG - News), an independent energy exploration and development company with properties in Kansas and Missouri, today announced that its Chairman and CEO, Paul Branagan, will address the Independent Petroleum Association of America (IPAA) Oil & Gas Investment Symposium (OGIS) Small Cap to be held February 7-9, 2006 at The Westin Diplomat Hotel in Hollywood, Florida.

Mr. Branagan is scheduled to address the IPAA conference at 8:45 am EST on Thursday February 9, 2006. Petrol's address and accompanying slide presentation will be available via a "live" Webcast through the IPAA Web site at www.ipaa.org or on a direct link at www.investorcalendar.com/CEPage.asp?ID=100502

"We are pleased to be afforded this media platform at the IPAA OGIS symposium to address those in attendance, as well as the "live" viewing audience via Webcast, about the outlook for accelerated growth at Petrol Oil and Gas," stated Paul Branagan, Chairman and CEO of Petrol. "In a relatively short period of time the company has grown dramatically. In a few short years, we evolved from a start up company acquiring our first oil and gas leases in early 2002, to a production and development company with 90 producing gas wells and 24 additional gas wells drilled and ready to go on line during the first quarter of 2006. With the capital commitment we recently received, we plan to significantly enhance shareholder value through an aggressive drilling program that should increase revenue and expand our portfolio of proven reserves."

About Petrol Oil and Gas, Inc.

Petrol Oil and Gas, Inc. is an independent energy exploration and development company currently involved in the development of natural gas from leases encompassing over 160,000 gross acres in Kansas and Missouri. Its common stock is traded on the OTC Bulletin Board under the symbol "POIG".

Forward-Looking Statement: The statements in this press release regarding the information to be provided in the presentation at the IPAA Symposium regarding past performance, leased acreage, Petrol's continued drilling efforts, allocation of funds for field development, Petrol's ability to continue to expand its reserves, actual and anticipated market conditions, actual time for Mr. Branagan's presentation, any implied or perceived benefits from Petrol's CBM assets, and any other effects resulting from any of the above are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, the continued production of gas at historical rates, costs of operations, delays, and any other difficulties related to producing minerals such as oil or gas, continued maintenance of Petrol's producing properties, price of oil or gas, marketing and sales of produced minerals, risks and effects of legal and administrative proceedings and governmental regulation, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Petrol Oil and Gas, Inc.

Investor Information, 702-454-7318

www.petroloilandgas.com

or

CEOcast, Inc. for Petrol Oil and Gas

Ed Lewis, 212-732-4300, Ext. 225

Source: Petrol Oil and Gas, Inc.